United States

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) October 15, 2014

PSM Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-54988	90-0332127
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5900 Mosteller Drive, Oklahoma City, OK	73112
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (405) 753-1900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 8.01     Other Events.

On October 15, 2014, PSM Holdings, Inc., a Delaware corporation (the “Company”) failed to make mandatory dividend payments in the aggregate totaling $133,500 to the holders of Series A, B, C, and D Preferred Stock (the “Preferred Stock”). The Company did not have the cash available to pay the dividends.

Under the Certificates of Designation for the Preferred Stock, any unpaid dividends will accrue and the non-payment of dividends for two quarters constitutes an event of default. A one-time five business day cure period is allowed for the second non-payment. This is the first quarter the Company has failed to make dividend payments. If an event of default occurs, the holders of the Series A Preferred Stock and the Series C Preferred Stock, voting together as a separate class, have the right to increase the number of directors of the Company to seven persons and then have the right to elect or appoint, remove and re-appoint four directors of the Company. Directors appointed by the holders of Series A Preferred Stock and the Series C Preferred Stock may only be removed by the holders of a majority of the Series A Preferred Stock and the Series C Preferred Stock voting jointly. In addition, in an event of default, dividends on the Preferred Stock automatically on or as of the date of the event of default increase to a rate per annum of 20% of the Stated Value (as defined in the Certificates of Designation for the Preferred Stock), payable in cash on a monthly basis on the 15th day of each month, without prejudice to any other remedy that may be available to the holders of the Preferred Stock, until the event of default is cured or remedied by the Company; provided, however, that notwithstanding the foregoing, holders of at least a majority of the outstanding shares of each series of Preferred Stock may waive an event of default.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PSM Holdings, Inc.

Date: October 21, 2014	By:	/s/ Kevin Gadawski
Kevin Gadawski, President

2